Exhibit 10.1

AMENDMENT TO

EMPLOYMENT AGREEMENT

FOR

RICK M. ROBERTSON

This Amendment (the “Amendment”) is entered into this 21st day of July, 2011 (the “Effective Date”), by and between THE CROGHAN COLONIAL BANK (the “Bank”) and RICK M. ROBERTSON (the “Executive”).

WHEREAS, the Bank and the Executive entered into an Employment Agreement (the “Agreement”) on November 9, 2010; and

WHEREAS, pursuant to Section 17 of the Agreement, the Bank, acting through its Board of Directors, and the Executive may amend the Agreement by a written document executed by both parties; and

WHEREAS, in accordance with Internal Revenue Service Notices 2010-6 and 2010-80, the Bank and the Executive desire to amend the Agreement in certain respects to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, as they relate to payment of severance that is conditioned upon the Executive’s provision of a waiver and release of claims;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and adequacy of which are agreed to by the parties, the Bank and the Executive hereby mutually agree to amend the Agreement by deleting Section 7 thereof in its entirety and by substituting the following therefore:

7. Release. As a condition to receiving any payments, other than payment of the Accrued Obligations, pursuant to this Agreement, the Executive agrees to release the Bank, Croghan and all of their Affiliates, employees and directors from any and all claims that the Executive may have against the Bank, Croghan and all of their Affiliates, employees and directors up to and including the date the Executive signs a Waiver and Release of Claims (“Release”) in the form provided by the Bank. Notwithstanding anything to the contrary in this Agreement, the Executive acknowledges that (a) the Executive is not entitled to receive, and will not receive, any payments pursuant to this Agreement (other than the Accrued Obligations) unless and until the Executive provides the Bank with said Release and the statutory period during which the Executive is entitled to revoke such Release has expired prior to the time period during which payments are to be made hereunder; and (b) to the extent that the time period during which payments are to be made to the Executive hereunder begins in one taxable year of the Executive and would end in the subsequent taxable year, any payments to be made to the Executive hereunder will be made in the second taxable year of the Executive.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first above written.

BANK	EXECUTIVE

/s/ James E. Bowlus	/s/ Rick M. Robertson
Chair, Compensation Committee	Rick M. Robertson